Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of July 22, 2008, and is made and entered into by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Maria Comfort (“Executive”) (collectively, the “Parties”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the Parties hereby agree as follows:

1.	EMPLOYMENT

The Company hereby agrees to employ Executive as the President and Chief Merchandise Officer of the Wet Seal division and Executive hereby accepts such employment upon the terms and conditions set forth below.

2.	TERM AND PLACE OF PERFORMANCE

The term of this Agreement shall begin on August 25, 2008 (the “Effective Date”), and, unless sooner terminated as provided herein, shall end on August 25, 2011 (the “Term”). The Term may be sooner terminated by either party in accordance with the provisions of Section 5. The principal place of employment of Executive shall be at the Company’s headquarters in Foothill Ranch, California (or at such other locations within the fifty (50) mile radius of its current location as it may be relocated); provided, that, Executive shall be required to travel from time to time on the business of the Company during the Term.

3.	COMPENSATION

3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, salary at the annual rate of Five Hundred Thousand Dollars ($500,000) (the “Base Compensation”), less all applicable tax withholdings by the Company. The Base Compensation shall be payable in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review Executive’s Base Compensation annually and may make adjustments to increase but not decrease such Base Compensation, in accordance with the compensation practices and guidelines of the Company.

3.2 Annual Bonus; Guaranteed 2008 Annual Bonus.

(a) Subject to the achievement of performance objectives pre-determined by the Committee, Executive shall be eligible to receive annual bonus compensation targeted at fifty percent (50%) of Base Compensation, a portion of which shall be based on the Spring operating income results for the Company as a whole and the remaining portion shall be based on the Fall operating income results for the Company as a whole (each a “Seasonal Bonus”). The maximum annual bonus compensation opportunity shall be up to 100% of Executive’s Base Compensation. In order to earn a Seasonal Bonus, Executive must be employed on the date the Company pays the applicable Seasonal Bonus. Any Fall bonus under this provision shall be paid no later than the fifteenth (15th) day of the third month following the end of the fiscal year for which it is earned and any Spring bonus earned hereunder shall be paid in the third quarter of such fiscal year. Prior to the commencement of any Seasonal Bonus period, the Company reserves the right to change the operating metric(s) for purposes of measuring the Seasonal Bonus earned.

(b) The Committee may in its sole discretion replace this Seasonal Bonus program with an annual bonus program under which such annual bonus shall be based on the achievement of annual metrics established by the Company each fiscal year (such metrics to be determined as late as seventy-five (75) days following the beginning of each applicable fiscal year). In order to earn this annual bonus, Executive must be employed on the date the Company pays such annual bonus and any annual bonus so earned shall be paid no later than the fifteenth (15th) day of the third month following the end of the fiscal year for which it is earned and following certification by the Committee of the achievement of the applicable performance metrics and the amount of the annual bonus to be paid to Executive for the applicable fiscal year.

(c) Executive shall be guaranteed a bonus of $75,000 for fiscal year 2008, subject to tax withholdings by the Company, for the partial year that Executive will be employed. In addition, Executive shall be eligible to receive an additional bonus based on performance metrics identified to her by the Company’s Chief Executive Officer. Executive shall be paid the guaranteed bonus and any additional bonus within 75 days following fiscal year 2008; provided, that, she has not been terminated by the Company for Cause (as defined below) or tendered her notice of resignation on or before the bonus payment date.

3.3 Options. Pursuant to and subject to the terms of The Wet Seal Inc. 2005 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”), on the Effective Date, Executive shall be awarded an option to purchase 60,000 shares of Class A common stock of the Company (“Common Stock”) in accordance with the stock option agreement attached hereto as Exhibit B, as may be amended and/or restated from time to time (the “Stock Option Agreement”).

3.4 Performance Shares. Pursuant to and subject to the terms of the Plan, on the Effective Date, Executive shall be awarded 90,000 shares of Common Stock, all of which shall be subject to the performance-based vesting terms and conditions set forth in the Performance Share Award Agreement attached hereto as Exhibit C, as may be amended and/or restated from time to time (the “Award Agreement”).

3.5 Vacation. During the Term, Executive shall be entitled to three (3) weeks of paid vacation per year to be used and accrued in accordance with the Company’s vacation policy as it may be established from time to time.

3.6 Benefits. During the Term, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company to its employees generally, or which it may adopt from time to time for its employees generally, in accordance with the eligibility requirements for participation therein.

3.7 Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of her duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

3.8 Automobile Perquisite. During the Term, the Company shall provide Executive with a luxury sedan automobile for her use and shall provide customary insurance coverage for such automobile. The Company shall also pay for all maintenance costs, including gasoline, repairs and service for such automobile.

4.	POSITION AND DUTIES

4.1 Position. Executive shall serve as the President and Chief Merchandise Officer of the Wet Seal division and shall report to the Company’s Chief Executive Officer. Executive shall perform duties consistent with her title and position and any other reasonably related duties consistent with her position. This position is considered a 16(b) officer of the Company and subject to all insider trading, blackout periods and fiduciary responsibilities associated with such.

4.2 Devotion of Time and Effort. Executive shall use Executive’s good faith, best efforts and judgment (a) in performing Executive’s duties required hereunder and (b) to act in the best interests of the Company. Executive shall work exclusively for the Company during the Term and shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Executive’s required responsibilities and duties hereunder. Executive shall perform the duties assigned to her to the best of Executive’s ability and in the best interests of the Company.

4.3 Compliance with Policies. Executive shall observe all Company policies and all reasonable rules and regulations adopted by the Company in connection with the conduct of its business, and shall render services in a competent, conscientious and professional manner and as instructed by the Company in all matters, including those involving artistic taste and judgment.

5.	TERMINATION; TERMINATION BENEFITS

5.1 Due to Death or Disability. If Executive dies during the Term, Executive’s employment and this Agreement shall terminate as of the date of her death. The Company also may terminate Executive due to Executive’s “Disability”, as defined below, at any time following the Effective Date, upon written notice to Executive, unless prohibited by law. For purposes of this Agreement, the term “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder for ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any three hundred sixty five (365) day period, or, if this provision is inconsistent with any applicable law, for such period or periods as permitted by law.

5.2 By the Company Without “Cause”. The Company may terminate Executive’s employment without “Cause” (as defined below) at any time following the Effective Date, subject only to compliance by the Company with the provisions of Section 5.5 hereof.

5.3 By the Company for “Cause”. The Company may terminate Executive’s employment for “Cause” at any time. For purposes of this Agreement, “Cause” shall mean:

(a) Executive’s conviction of, or plea of nolo contendere to, any felony or any crime involving the Company;

(b) Executive’s commission of any act of theft, embezzlement or misappropriation against the Company;

(c) The gross neglect, malfeasance or nonfeasance of Executive in the performance of the services contemplated hereunder, when such conduct causes or has the likelihood of causing material economic harm to the Company;

(d) A material breach of this Agreement by Executive;

(e) Any willful misconduct or unethical behavior related to Executive’s duties hereunder or insubordination by Executive;

(f) The sexual or other harassment by Executive of any employee, independent contractor or customer of the Company; and/or

(g) Executive’s use of illegal drugs or abuse of alcohol or legally prescribed drugs.

5.4 By Executive For Good Reason. Executive may terminate her employment for Good Reason as defined below. In the event Executive seeks to terminate her employment for Good Reason, Executive shall provide thirty (30) days written notice to the Company setting forth Executive’s intention to terminate her employment with the Company. The Company shall have the opportunity to cure the “Good Reason” within thirty (30) days of the Company’s receipt of the written notice from Executive. For purposes of this Agreement, “Good Reason” shall mean relocating Executive’s place of work, or the executive offices of the Company, to a location more than fifty (50) miles from the site of the Company’s offices as of the date of this Agreement.

5.5 Resignation. Executive may voluntarily terminate her employment at any time following the Effective Date upon sixty (60) days written notice to the Company.

5.6 Termination Payment.

(a) Amount.

(i) In the event that Executive’s employment is terminated pursuant to Sections 5.1 through 5.5, Executive shall continue to render services to the Company pursuant to this Agreement until the date of termination (“Termination Date”) and shall continue to receive compensation and payment for any unreimbursed expenses incurred, accrued but unpaid Base Compensation and other accrued employee benefits as provided in this Agreement, through the Termination Date. In the event Executive’s employment is terminated without “Cause” pursuant to Section 5.2, or Executive terminates her employment for “Good Reason” pursuant to Section 5.4, in each case within the first three years of the Effective Date, and subject to subpart (c) below, Executive shall receive severance pay in an amount equal to one times Executive’s Base Compensation, in equal bimonthly installments paid over a period of twelve (12) months (the “Severance Period”) with the first installment to be paid on the later of the Company’s first regular pay date after the Termination Date or the tenth (10th) day after Executive’s execution of the release described in Section 5.6(c) below. Each installment of the severance pay shall be deemed a separate payment for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, if all or any portion of the severance payments due under this Section 5.6(a) are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments (or portion thereof) shall commence no earlier than the first day of the seventh month following the month in which Executive’s termination of employment occurs (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during such six-month period if no such payment delay had been imposed). For purposes of this Section 5.6(a)(i), “termination of employment” shall mean Executive’s “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations promulgated under Section 409A of the Code, including the default presumptions thereof.

(ii) If Executive is terminated (x) without Cause on or after the third anniversary of the Effective Date or (y) for Cause, then Executive shall not receive any severance payments.

(iii) Except as provided in this Section 5.6, Executive shall not be entitled to any other payments in connection with her employment and/or the termination thereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company, as a result of the termination of this Agreement or the termination of Executive. In no way does severance payment include any unearned, ineligible bonus compensation.

(b) Benefits. In the event Executive’s employment is terminated, the Executive may timely elect to continue healthcare coverage through COBRA.

(c) Separation Agreement and General Release.

(i) Separation Agreement. To be eligible to receive severance pay under Section 5.5(b), Executive must execute and deliver (and not revoke, if a revocation period is required by law) a separation agreement, in a form acceptable to the Company, within thirty (30) days following the Termination Date containing all provisions required by the Company, including but not limited to (A) a provision reducing Executive’s severance pay by any income earned by Executive, whether as an employee, independent contractor or otherwise, for services performed by Executive, during the Severance Period; (B) a confidentiality provision prohibiting disclosure by Executive; (C) a provision prohibiting disparagement of the Company by Executive; and (D) a non admission of liability by the Company provision.

(ii) Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all severance payments to which Executive is entitled under Section 5.5(b) are conditional upon, and subject to, Executive first executing a valid waiver and release of all claims that Executive may have against the Company, its subsidiaries and affiliates (and their respective officers and directors) in a form substantially similar to that attached hereto as Exhibit A, subject to changes as may be warranted to be made to such release to preserve the intent thereof for changes in applicable laws; provided, that, if Executive fails to execute (or revokes) such waiver and release of all claims within thirty (30) days following the Termination Date, the Company shall have no obligation to provide the severance payments contemplated under Section 5.5(b).

6.	NON-SOLICITATION

Executive acknowledges that by virtue of Executive’s position as the President and Chief Merchandise Officer of the Wet Seal division, and Executive’s employment hereunder, she will have advantageous familiarity with and knowledge about the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees as follows:

(a) During the Term, Executive will not engage (either directly or indirectly, as shareholder, partner, officer, director, consultant, employee or otherwise) in any enterprise, nor perform any services of any kind whatsoever for or provide any financial assistance to any enterprise, in the retail clothing business other than through the Company or its subsidiaries and their successors.

(b) During the Term, and for a period of one (1) year following the end of the Term, Executive will not, either for herself or for any other person or entity, directly or indirectly (i) solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company, and/or (ii) attempt to solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company; provided, however, that this restriction shall apply for one (1) year following the termination of Executive’s employment, in the event Executive’s employment is terminated prior to the end of the Term pursuant to, and in accordance with, Sections 5.1 through 5.5.

(c) Executive acknowledges that any violation of any provision of this Section 6 by Executive will cause irreparable damages to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation of any provision of this Section 6 by Executive, Executive agrees that the Company will be entitled to injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation of this Section 6 by Executive.

(d) It is the desire and intent of the Parties that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made. It is expressly agreed that the arbitrator in any arbitration hereunder shall have the authority to modify this Section 6 if necessary to render it enforceable, in such manner as to preserve as much as possible the Parties’ original intentions, as expressed herein, with respect to the scope hereof.

7.	CONFIDENTIALITY/TRADE SECRETS

7.1 Executive specifically agrees that Executive will not at any time, whether during or subsequent to the Term, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use, divulge, disclose or communicate to any person in any manner whatsoever, any confidential information or trade secrets of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “Proprietary Information”), including (a) all information, design or software programs (including object codes and source codes), techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof, (b) buying habits or practices of any of its customers or vendors, (c) the Company’s marketing methods, sales activities, promotion, credit and financial data and related information, (d) the Company’s costs or sources of materials, (e) the prices it obtains or has obtained or at which it sells or has sold its products or services, (f) lists or other written records used in the Company’s business, (g) compensation paid to employees and other terms of employment, or (h) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature, or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by court order). The Parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value or cause economic harm to the Company from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 7.1 is an example, and that any breach of this Section 7.1 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.

7.2 Executive agrees to keep confidential and not to use or divulge except in furtherance of Executive’s duties at the Company any confidential or proprietary information of any customer of the Company to which Executive may obtain access during the Term. Executive acknowledges and agrees that a breach of this Section 7.2 shall be a material breach of this Agreement.

8.	INVENTIONS

8.1 Executive agrees to disclose promptly to the Company any and all concepts, designs, inventions, discoveries and improvements related to the Company’s business that Executive may conceive, discover or make from the beginning of Executive’s employment with the Company until the termination thereof; whether such is made solely or jointly with others, whether or not patentable, of which the conception or making involves the use of the Company’s time, facilities, equipment, personnel, supplies or trade secret information (collectively, “Inventions”).

8.2 Executive agrees to assign, and does hereby assign, to the Company (or its nominee) Executive’s right, title and interest in and to any and all Inventions that Executive may conceive, discover or make, either solely or jointly with others, whether or not patentable, from the beginning of Executive’s employment with the Company until the termination thereof of which the conception or making involves the use of the Company’s time, facilities, equipment, personnel, supplies or trade secret information.

8.3 Executive agrees to sign at the request of the Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in the Company (or its nominee). Executive further agrees to cooperate and assist the Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon Inventions covered hereby. The Company shall bear all expenses involved in the prosecution of such patent applications it desires to have filed. Executive agrees to sign at the request of the Company any and all instruments necessary to vest title in the Company (or its nominee) to any specific patent application prepared by the Company and covering Inventions which Executive has agreed to assign to the Company (or its nominee) pursuant to Section 8.2 above.

8.4 The provisions of Sections 8.2 and 8.3 do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely in the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention: (i) to the business of the employer or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

9.	SHOP RIGHTS

The Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether or not patentable, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of “Inventions” as defined above, but which are conceived or made by Executive during regular working hours or with the Company’s facilities, equipment, personnel, supplies or trade secret information.

10.	INJUNCTIVE RELIEF

Executive acknowledges that any violation of any provision of Sections 6 through 9 and Sections 12 through 14 hereof by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation or threatened violation of any provision of Sections 6 through 9 and Sections 12 through 14 by Executive, in addition to any other rights at law or in equity, Executive agrees that the Company will be entitled to seek injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation or threatened violation of such Sections by Executive.

11.	BLUE PENCIL

It is the desire and intent of the Parties that the provisions of Section 6 through 9 hereof shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Sections 6 through 9 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made. It is expressly agreed that any court or arbitrator shall have the authority to modify any provision of Sections 6 through 9 if necessary to render it enforceable, in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.

12.	COPYRIGHT

Executive agrees that any work prepared by Executive for the Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in the Company. In the event any such work prepared by Executive for the Company is deemed not to be a work made for hire for any reason, Executive hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company’s expense, but without any additional compensation to Executive. Executive agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

13.	COMPANY’S AND EXECUTIVE’S DUTIES ON TERMINATION

In the event of termination of Executive’s employment pursuant to Section 5, Executive agrees to deliver promptly to the Company all Proprietary Information which is or has been in Executive’s possession or under Executive’s control. Upon termination of Executive’s employment by the Company for any reason whatsoever and at any earlier time the Company so requests, Executive will deliver to the custody of the person designated by the Company all originals and copies of such documents and other property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access.

14.	NON-DISPARAGEMENT

During the Term, for any reason, neither Executive nor her agents, on the one hand, nor the Company, or its senior executives or the Board, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or her agents, any of the Company’s officers, directors or employees). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by private statements to any of the Company’s officers, directors or employees; provided, that, in the case of Executive, such statements are made in the course of carrying out her duties pursuant to this Agreement.

15.	SEVERANCE PAYMENTS

In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Company, if Executive violates any of Sections 6 through 9, or Sections 12 through 14 hereof, any severance payments then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay, and Executive’s right to receive, such severance payments shall terminate and be of no further force or effect.

16.	INDEMNIFICATION

The Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever directly or indirectly arising out of or related to Executive’s discharging Executive’s duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates to the fullest extent permitted by law.

17.	REPRESENTATIONS AND WARRANTIES

17.1 Executive hereby represents and warrants to the Company, and Executive acknowledges, that the Company has relied on such representations and warranties in employing Executive and entering into this Agreement, as follows:

(a) Executive has the legal capacity and right to execute and deliver this Agreement and to perform her obligations contemplated hereby, and this Agreement has been duly executed by Executive;

(b) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(c) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person;

(d) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms; and

(e) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

17.2 If it is determined that Executive is in breach or has breached any of the representations and warranties set forth herein, the Company shall have the right to terminate Executive’s employment for Cause under Section 5.3.

18.	ARBITRATION

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee’s employment with the Company or the termination of Employee’s employment with the Company, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. The Company shall bear all administrative costs of any arbitration initiated under this Section 18, including any filing fees and arbitrator fees. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. The arbitrator shall award reasonable attorney’s fees (including reasonable disbursements) to the party that the arbitrator has determined to be the prevailing party in such arbitration. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the Parties and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

19.	GENERAL PROVISIONS

19.1 Assignment, Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors (including any purchaser of its assets), and affiliates, parent or subsidiary corporations. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the Parties and the heirs, executors, administrators and/or personal representatives of Executive.

19.2 Notices.

(a) All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

Vice President, Human Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699-4722

If to Executive,

[                ]

with a copy to:

Her lawyer

(b) All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

19.3 Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of California without regard to principles of conflicts of laws.

19.4 Amendment; Waiver. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer selected at such time by the Board, and such waiver is set forth in writing and signed by the party to be charged.

19.5 Entire Agreement. This Agreement (and the Exhibits attached hereto) sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and shall supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

19.6 Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

19.7 Severability. The paragraphs and provisions of this Agreement are severable. If any paragraph or provision is found to be unenforceable, the remaining paragraphs and provisions will remain in full force and effect.

19.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

19.9 Additional Covenant. The Parties hereto agree to make such amendments from time to time to the terms and conditions of this Agreement as are necessary to ensure that this Agreement complies with the terms of Section 409A of the Code and any regulation or other official guidance promulgated thereunder.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

THE WET SEAL, INC.

By:	/s/ Edmond S. Thomas
	Name:	Edmond S. Thomas
	Title:	President & CEO

/s/ Maria Comfort

Exhibit A

Form of Release

20. 1. Termination of Employment. [                ] (“Executive”) acknowledges that her last day of employment with The Wet Seal, Inc. and any of its affiliates (the “Company”) is             , 20         (the “Termination Date”).

21. 2. Full Release. For the consideration set forth in the Employment Agreement, by and between the Company and Executive, dated as of [            ], 2008, as amended and/or restated from time to time (the “Employment Agreement”) and for other fair and valuable consideration therefor, Executive, for herself, her heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of her employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, employee benefit plans of the Company, or Executive’s right to indemnification as provided in Section 16 of the Employment Agreement.

22. 3. Waiver of Rights Under Other Statutes. Executive understands that this Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations, and Mass Layoffs, the California Labor Code; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, California) that in any way relate to Executive’s employment or the termination of her employment.

23. 4. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Release. This Release is executed by Executive without reliance on any representation by the Company or any of its agents. Executive states that she is fully competent to manage her business affairs and understands that she may be waiving legal rights by signing this Release. Executive hereby acknowledges that she has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of her choosing. Executive hereby acknowledges that she fully understands the terms of this Release and its final and binding effect and that she affixes her signature hereto voluntarily and of her own free will.

24. 5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this Release waives all of her claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Executive may revoke the terms of this Release by a written document received by the Chief Executive Officer of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this Release. The Release will not be effective until said revocation period has expired. Executive acknowledges that she has been given up to twenty-one (21) days to decide whether to sign this Release. Executive has been advised to consult with an attorney prior to executing this Release and has been given a full and fair opportunity to do so.

25. 6. Waiver Of Civil Code Section 1542. It is the intention of the parties in signing this Release that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

26. 7. Miscellaneous.

(a) This Release shall be governed in all respects by the laws of the State of California without regard to the principles of conflict of law.

(b) In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release.

(e) This Release, the Employment Agreement, the Stock Option Agreement and the Award Agreement (each as defined in the Employment Agreement) represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this Release, it shall be settled in accordance with the terms of Section 18 of the Employment Agreement.

(f) This Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

IN WITNESS WHEREOF, the parties hereto have executed this Release on                 , 20        .

THE WET SEAL, INC.

By:
Name:
Title:

Exhibit B

THE WET SEAL, INC.

2005 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of August 25, 2008 by and between The Wet Seal, Inc., Delaware corporation (the “Company”), and Maria Comfort, who is the President and Chief Merchandise Officer of the Wet Seal division (“Participant”). Capitalized terms not defined herein will have the meaning ascribed to them in the Company’s 2005 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”)

Total Option Shares:	60,000

Exercise Price Per Share:	[ ][1]

Date of Grant:	[ ], 2008

Expiration Date:	[ ], 20[ ]

Type of Stock Option
(Check One):	☐ Incentive Stock Option, to the maximum extent permissible
☒ Nonqualified Stock Option

1. Grant of Option. The Company hereby grants to Participant an option (this “Option”) to purchase the total number of shares of Common Stock of the Company set forth above as Total Option Shares (the “Shares”) at the Exercise Price Per Share, subject to all of the terms and conditions of this Agreement and the Plan.

2. Exercise Period.

26.1 2.1. Provided Participant continues to provide Continuous Service to the Company or any Subsidiary, this Option will become vested and exercisable with respect to 33 1/3% of the Shares on each of the next three (3) anniversaries of the Date of Grant until this Option is 100% vested, subject to Executive’s Continuous Service with the Company on each of those vesting dates. Except as provided in this Agreement, unvested Shares will not be exercisable on or after Participant’s termination of Continuous Service (“Termination Date”) and will immediately terminate on such Termination Date.

26.2 2.2. This Option will expire on the Expiration Date set forth above or earlier as provided in this Agreement or the Plan.

26.3

26.4 3. Termination of Continuous Service.

26.5 3.1. If Participant’s Continuous Service is terminated, this Option will remain exercisable as follows:

[1]	Calculated based on the greater of (a) the closing price on the date of grant and (b) the 30 day average closing price ending on and including the date of grant.

26.6 (a) If Participant’s termination of Continuous Service is due to death, all unvested Shares will terminate and all vested Shares will be exercisable by Participant’s designated beneficiary, or if none, the person(s) to whom such Participant’s rights under this Option are transferred by will or the laws of descent and distribution for one (1) year following the Termination Date (but in no event beyond the term of this Option).

26.7 (b) If Participant’s termination of Continuous Service is due to Disability (as such term is defined in Participant’s Employment Agreement with the Company dated as of the date hereof (the “Employment Agreement”)), all unvested Shares will terminate and all vested Shares will be exercisable by Participant for one (1) year following the Termination Date (but in no event beyond the term of this Option).

26.8 (c) If Participant’s termination of Continuous Service is due to termination for Cause (as such term is defined in the Employment Agreement) or voluntary termination without Good Reason (as such term is defined in the Employment Agreement) by Participant, the Shares will terminate on the Termination Date, regardless of whether the Shares were then exercisable.

26.9 (d) If Participant’s termination of Continuous Service is due to any other reason, all unvested Shares will terminate on the Termination Date and all Shares (to the extent exercisable as of the Termination Date) will be exercisable for a period of three (3) months following such Termination Date (but in no event beyond the term of this Option) and will thereafter terminate. Participant’s status as an employee will not be considered terminated in the case of leave of absence agreed to in writing by the Company (including but not limited to military and sick leave); provided, that, such leave is for a period of not more than three (3) months or reemployment upon expiration of such leave is guaranteed by contract or statute.

26.10 3.2. Nothing in the Plan or this Agreement will confer on Participant any right to the continuation of service with the Company, or any of its Subsidiaries, or interfere in any way with the right of the Company or its Subsidiaries to terminate her Continuous Service at any time.

26.11 4. Manner of Exercise.

26.12 4.1. Participant (or in the case of exercise after Participant’s death or Disability, Participant’s executor, administrator, heir or legatee, as the case may be) may exercise this Option by giving written notice of exercise to the Company in a form approved by the Company specifying the number Shares to be purchased. Such notice must be accompanied by the payment in full of the aggregate exercise price for the Shares to be acquired. The aggregate exercise price for the Shares may be paid by in the following manner: (a) cash or certified or bank check, (b) surrender of Common Stock held by Participant for at least 6 months prior to exercise (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes) or the attestation of ownership of such shares, in either case, if so permitted by the Company, (c) if established by the Company, through a “same day sale” commitment from Participant and a broker-dealer selected by the Company that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Participant irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased sufficient to pay for the total exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the total exercise price directly to the Company, or (d) by any combination of the foregoing, and, in all instances, to the extent permitted by applicable law. Participant’s subsequent transfer or disposition of any Shares acquired upon exercise of an Option will be subject to any Federal and state laws then applicable, specifically securities law, and the terms and conditions of the Plan.

26.13 4.2. Upon (a) exercise of a Nonqualified Stock Option or (b) under any other circumstances determined by the Committee in its sole discretion, the Company will have the right to require any Participant, and such Participant by accepting the Awards granted under the Plan agrees, to pay to the Company the amount of any Federal, state, local income taxes or other taxes incurred by reason of the exercise of Option granted hereunder that the Company may be required to withhold with respect thereto. In the event of clauses (a) or (b), Participant will pay to the Company such amount as the Company deems necessary to satisfy its minimum tax withholding obligation and such payment will be made: (i) in cash, (ii) to the extent authorized by the Committee, having the Company retain shares which would otherwise be delivered upon exercise of this Option, (iii) to the extent authorized by the Committee, delivering or attesting to ownership of Shares owned by the holder of this Option for at least 6 months prior to the exercise of this Option (or such longer or shorter period as may be required to avoid a change to earnings for financial accounting purposes), or (iv) any combination of any such methods. For purposes hereof, Shares will be valued at Fair Market Value.

26.14 5. Issuance of Shares. Except as otherwise provided in the Plan or this Agreement, as promptly as practicable after receipt of such written notification of exercise and full payment of the Exercise Price and any required income tax withholding, the Company will issue or transfer to Participant the number of Shares with respect to which this Option have been so exercised (less shares withheld in satisfaction of tax withholding obligations, if any), and will deliver to Participant a certificate or certificates therefor, registered in Participant’s name.

26.15 6. Company; Participant.

26.16 6.1. The term “Company” as used in this Agreement with reference to Continuous Service will include the Company and its Subsidiary, if any, as appropriate.

26.17 6.2. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom this Option may be transferred by will or by the laws of descent and distribution, the word “Participant” will be deemed to include such person or persons.

26.18 7. Non-Transferability. This Option is not transferable by Participant otherwise than to a designated beneficiary upon death or by will or the laws of descent and distribution, and are exercisable during Participant’s lifetime only by her. No assignment or transfer of this Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent and distribution), will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer this Option will terminate and become of no further effect.

26.19 8. Rights as Shareholder. Participant or a transferee of this Option will have no rights as shareholder with respect to any Shares until he or she will have become the holder of record of such Shares, and no adjustment will be made for dividends or distributions or other rights in respect of such Shares for which the record date is prior to the date upon which he or she will become the holder of record thereof.

26.20 9. Adjustments. The Shares into which this Option is exercisable may be adjusted or terminated in any manner as contemplated by the Plan.

26.21 10. Change of Control. Upon the occurrence of a Change of Control, all Options will become 100% vested and exercisable; provided that, Participant is then in Continuous Service.

26.22 11. Compliance with Law. Notwithstanding any of the provisions hereof, Participant hereby agrees that she will not exercise this Option, and that the Company will not be obligated to issue or transfer any shares to Participant hereunder, if the exercise hereof or the issuance or transfer of such shares will constitute a violation by Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee will be final, binding and conclusive. The Company will in no event be obliged to register any securities pursuant to the Securities Act (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of this Option or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

26.23 12. Notice. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by Participant to the Company will be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Participant may be given to Participant personally or may be mailed to her at her address as recorded in the records of the Company.

26.24 13. Binding Effect. Subject to Section 7 hereof, this Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.

26.25 14. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

26.26 15. Plan. The terms and provisions of the Plan are incorporated herein by reference, and Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the discretionary terms and provisions of the Plan and the provisions of this Agreement, this Agreement will govern and control.

26.27 16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person or persons to whom this Agreement may be transferred by will or the laws of descent or distribution.

26.28 17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in triplicate by its duly authorized representative and Participant has executed this Agreement in triplicate, effective as of the Date of Grant.

THE WET SEAL, INC.		PARTICIPANT

By:
Name: Edmond S. Thomas
Title: President & CEO

Exhibit C

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), made as of August 25, 2008 (the “Effective Date”), by and between The Wet Seal, Inc. (the “Company”) and Maria Comfort, the President and Chief Merchandise Officer of the Wet Seal division (the “Participant”), evidences the granting by the Company of stock awards of Performance Shares (as defined below) to the Participant and the Participant’s acceptance of the Performance Shares. All capitalized terms not defined herein shall have the meaning ascribed to them in The Wet Seal, Inc. 2005 Stock Incentive Plan, as amended and as further amended and/or restated from time to time (the “Plan”).

The Company and the Participant agree as follows:

1. Performance Shares Grants.

1.1 The Company hereby grants as of the date hereof to the Participant an award of 90,000 shares of the Company’s Class A common stock, $0.10 par value per share (the “Common Stock”). The first 30,000 shares of such 90,000 shares of the Common Stock is herein called the “Tranche 1 Shares”; the second 30,000 shares of such 90,000 shares of the Common stock is herein called the “Tranche 2 Shares”; and the remaining 30,000 shares is herein called the “Tranche 3 Shares” (collectively with the Tranche 1 and Tranche 2 Shares, the “Performance Shares”). The Performance Shares shall be subject to the performance-based vesting terms and conditions set forth in Section 2.1.

1.2 The Performance Shares shall be evidenced by book-entry registration with the Company’s transfer agent, subject to such stop-transfer orders and other terms deemed appropriate by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to reflect the restrictions applicable to such Performance Shares. Notwithstanding the foregoing, if any certificate is issued in respect of the Performance Shares at the sole discretion of the Committee, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Performance Shares, substantially in the following form:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE CLASS A COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE AWARD AGREEMENT DATED AS OFAUGUST 25, 2008, ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE WET SEAL, INC.”

If a certificate is issued with respect to any Performance Shares, the Committee may require that the certificate evidencing such Performance Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that the Participant shall have delivered a stock power, endorsed in blank, relating to the Performance Shares covered by such award. At the expiration of the restrictions, the Company shall instruct the transfer agent to release the Performance Shares from the restrictions applicable to such Performance Shares, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to the Participant (or his or her legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend, except as otherwise provided by the Plan, this Agreement or applicable law.

During the period following the grant of the respective Performance Shares hereunder, the Participant shall have the right to receive dividends on and to vote the respective Performance Shares while they are subject to restriction, except as otherwise provided in the Plan.

If the Performance Shares are forfeited, in whole or in part, the Participant will assign, transfer and deliver any evidence of the Performance Shares to the Company and cooperate with the Company to reflect such forfeiture. By accepting these Performance Shares, the Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by the Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Participant issued by any court having jurisdiction.

1.4 The issuance of the Performance Shares is made in consideration of the services rendered to the Company by the Participant. The Company and the Participant acknowledge that the Performance Shares are issued pursuant to the authority of the Board of Directors. The Company is issuing the Performance Shares pursuant to the terms and conditions of the Plan.

1.5 Except as provided in the Plan or this Agreement, the restrictions on the Performance Shares are that prior to vesting as provided in Section 3 of this Agreement, the Performance Shares will be forfeited by the Participant and all of the Participant’s rights to such Performance Shares shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Performance Shares made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise.

2. Vesting.

2.1 Vesting of Performance Shares.

(a)(i) On or following the first anniversary of the Effective Date, 15,000 of the Tranche 1 Shares shall vest if, at any time following the Effective Date through the third anniversary thereof (the “Tranche 1 Vesting Period”), the weighted average closing price of the Company’s Class A Common Stock for any trailing 20 trading days (the “20-Day Average”) equals or exceeds $6.00 per share (the “Tranche 1 Base Price”); and

(ii) on or following the first anniversary of the Effective Date, the remaining 15,000 of the Tranche 1 Shares shall vest if, at any time during the Tranche 1 Vesting Period, the 20-Day Average equals or exceeds 120% of the Tranche 1 Base Price.

For the avoidance of doubt, if the 20-Day Average equals or exceeds 120% of the Tranche 1 Base Price at any time during the Tranche 1 Vesting Period, 100% of the Performance Shares in Tranche 1 shall vest.

(b)(i) On or following the second anniversary of the Effective Date, 15,000 of the Tranche 2 Shares shall vest if, at any time following the first anniversary of the Effective Date through the third anniversary thereof (the “Tranche 2 Vesting Period”), the 20-Day Average equals or exceeds $8.64 per share (the “Tranche 2 Base Price”); and

(ii) on or following the second anniversary of the Effective Date, the remaining 15,000 of the Tranche 2 Shares shall vest if, at any time during the Tranche 2 Vesting Period the 20-Day Average equals or exceeds 120% of the Tranche 2 Base Price.

For the avoidance of doubt, if the 20-Day Average equals or exceeds 120% of the Tranche 2 Base Price at any time during the Tranche 2 Vesting Period, 100% of the Performance Shares in Tranche 2 shall vest.

(c)(i) On or following the third anniversary of the Effective Date, 15,000 of the Tranche 3 Shares shall vest if, at any time following the second anniversary of the Effective Date through the third anniversary thereof (the “Tranche 3 Vesting Period”), the 20-Day Average equals or exceeds $12.44 per share (the “Tranche 3 Base Price”); and

(ii) on or following the third anniversary of the Effective Date, the remaining 15,000 of the Tranche 3 Shares shall vest if, at any time during the Tranche 3 Vesting Period, the 20-Day Average equals or exceeds 120% of the Tranche 3 Base Price.

For the avoidance of doubt, if the 20-Day Average equals or exceeds 120% of the Tranche 3 Base Price at any time during the Tranche 3 Vesting Period, 100% of the Performance Shares Tranche 3 shall vest.

(d) If any of the Performance Shares granted hereunder are still outstanding as of the third anniversary of the Effective Date and have not otherwise vested after giving effect to the vesting provisions of clauses (a), (b) and (c) above as of 4:00 p.m. (local time in New York on such date), the unvested Performance Shares shall automatically be forfeited without the payment of any consideration to the Participant.

(e) If the Participant ceases to be in Continuous Service of the Company at any time and for any reason prior to the vesting of the Performance Shares or notifies the Company of her intention to cease her continuing service, all unvested Performance Shares that are still outstanding upon such termination of employment shall automatically be forfeited without the payment of any consideration to the Participant upon such cessation of service.

(f) Notwithstanding the terms set forth in the Plan and/or any other stockholder-approved equity incentive plan, none of the Performance Shares will be subject to accelerated vesting thereunder.

27. 3. Company; Participant.

28. 3.1 The term “Company” as used in this Agreement with reference to service shall include the Company and its Affiliates, as appropriate.

3.2 Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Performance Shares may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

4. Adjustments. The Performance Shares may be adjusted as provided for in Section 12 of the Plan and the Committee shall not exercise any discretion under Section 10.4 of the Plan to reduce Participant’s Performance Shares hereunder.

5. Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Performance Shares to the Participant hereunder, if the exercise thereof or the issuance or transfer of such Performance Shares shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall take all appropriate steps, including, to the extent necessary, the filing of an appropriate registration statement at its sole expense, such that Participant may sell the Performance Shares upon the lapse of the restrictions set forth herein, subject to the Company’s insider trading policies.

6. No Right to Continued Service. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the services of or discharge the Participant at any time for any reason whatsoever, with or without cause. Except as provided herein, the Participant acknowledges and agrees that the continued vesting of the Performance Shares is premised upon Executive’s provision of future services to the Company and the Performance Shares shall not accelerate upon her termination of Continuous Service for any reason.

7. Representations and Warranties of the Participant. The Participant represents and warrants to the Company that:

7.1 The Participant acknowledges that there may be adverse tax consequences upon the vesting of the Performance Shares or disposition of the Performance Shares once vested, and that the Participant should consult a tax adviser prior to such time.

7.2 The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

8. Taxes.

8.1 The Participant agrees that, subject to Section 8.2 below, no later than the date as of which the respective restrictions on each of the Performance Shares shall lapse with respect to all or any of the Performance Shares, as the case may be, covered by this Agreement, the Participant shall pay to the Company (by check or wire transfer) any federal, state or local income and employment taxes of any kind required by law to be withheld, if any, with respect to the Performance Shares for which the restrictions shall lapse; provided, that the Participant may elect to satisfy this withholding obligation by having the Company withhold from the Participant the number of Performance Shares, as applicable, having a Fair Market Value equal to the tax withholding obligation in respect of the Performance Shares that vest (but no more than the minimum amount of shares required to be withheld by the Company that can be satisifed through the withholding of the shares). The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Performance Shares.

8.2 With respect to each grant of Performance Shares hereunder, if the Participant properly elects (within thirty (30) days of the grant date of such Performance Shares) to include in gross income for federal income tax purposes an amount equal to the Fair Market Value of such Performance Shares as of the date on which such Performance Shares were granted pursuant to Section 83(b) of the Code, the Participant shall pay to the Company, or make other arrangements satisfactory to the Committee to pay to the Company in the year of such grant, any federal, state or local taxes required to be withheld with respect to such Performance Shares. If the Participant fails to make such payments, the Company or its affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to such Performance Shares.

9. Notice. All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

Vice President, Human Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699-4722

If to Executive,

[                    ]

with a copy to:

Her lawyer

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

10. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE WET SEAL, INC.

By:
Name: Edmond S. Thomas
Title: President & CEO

PARTICIPANT